Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-156541 on Form S-8 of S&T Bancorp, Inc. of our report dated June 28, 2022, with respect to the statements of net assets available for benefits of the Thrift Plan for Employees of S&T Bank as of December 31, 2021 and 2020, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of and for the year ended December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the Thrift Plan for Employees of S&T Bank.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 28, 2022